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                                                                   Exhibit 10.33
[Company Logo]



February 17, 2000

Jan D. Wallace, M.D.
1663 Bush Street
San Francisco, CA  94109

Dear Jan:

It is with great pleasure that I would like to offer you the position of Executive Vice President, Clinical Development and Regulatory Affairs, at Titan Pharmaceuticals, Inc. In this position, you will be responsible for strategic planning and implementation of all of the Company's Phase I, II and III clinical trials, as well as regulatory strategy and submissions to various regulatory agencies worldwide in support of clinical testing and regulatory approval of the Company's products. As operational head of clinical development and regulatory affairs for the Company, you will supervise all personnel in these areas, and your position will report to the President and CEO. This letter will confirm the terms of your employment with Titan, such employment to begin on March 13, 2000. If the terms discussed below are acceptable, please sign this letter where indicated and return it to me, retaining a copy for your records. As used herein, the term "Company" refers to Titan Pharmaceuticals, Inc.

         1.       COMPENSATION

                  (a) SALARY. You will be paid a monthly salary of $24,166.67 less applicable withholdings ($290,000.00 annually) with a performance bonus of 0-20% based upon company and individual performance. All reasonable business expenses will be reimbursed so long as they are incurred in the ordinary course of business. You will be entitled to annual increases in your salary in accordance with Company policies at such time. If any profit sharing plan is implemented for employees, you will be appropriately included in such plan.

                  (b) STOCK OPTIONS. You will receive stock options to acquire 230,000 shares of Titan's Common Stock under the 1998 Stock Option Plan, subject to approval by the Board of Directors. All options granted will vest monthly, commencing on your first date of employment over a four
                       (4) year period, at a rate of twenty-five percent (25%) per year, subject to a requirement of at least 12 months of employment for vesting any options. The option price will be the closing price per share on your employment date. In the event of sale of transfer of substantially all of the assets of Titan, your options will automatically

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                       accelerate immediately prior to such event such that 100%
                       of the option shares will be exercisable.

                  (c) HEALTH BENEFITS. Health insurance coverage for you and your family will be provided under the Company's group health plan. You will be entitled to all health and medical benefits as are provided to other employees. In addition, you will be entitled to participate in the Company's 401(k) plan and all other sponsored employee benefit plans as they are adopted by Titan.

                  (d) VACATION, HOLIDAYS AND SICK LEAVE. You will receive three (3) weeks of paid vacation per year. Sick leave and holidays will be provided in accordance with the Company's established policies.

         2. TERMINATION. You or the Company may terminate the employment relationship at any time, for any reason, with or without good cause. However, if the Company terminates your employment without good cause, the Company will continue to pay your monthly salary on a regular bi-monthly basis for six (6) months from the date of termination, less all applicable withholdings, provided, however, that the employment salary received during this six-month period shall be subject to offset any other employment salary received during this period. For purposes of this Agreement, "good cause" means gross misconduct, wrongful acts or omissions that may materially adversely affect the Company's business, neglect of duties, breach of any material terms or conditions of the Agreement or the Company's Proprietary Information Agreement, death, or any disability that renders you incapable of diligently performing all of your essential duties and obligations to the Company for any period of three (3) consecutive months or four (4) months in any twelve (12) month period.

         3. NON-COMPETE AND OUTSIDE ACTIVITIES. You agree that, while serving as an employee of the Company, you will not engage in any activity which is competitive with the Company and you will give sole and only loyalty to the Company. It is understood that buying and selling of securities of any public company does not constitute a violation of this agreement.

         4. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Your acceptance of this offer is contingent upon the execution of the Company's Proprietary Information and Inventions Agreement, copies of which are enclosed for your review and execution.

         5. ARBITRATION. Any controversy between the parties hereto involving the construction or application of terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or

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                  the breach thereof or with your employment of with the Company or any termination of that employment, except with respect to prejudgment remedies, will be submitted to and settled by final and binding arbitration in San Francisco, California, in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (the "Rules") then in effect, any arbitrator shall be selected pursuant to such Rules and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

To accept this offer, please sign in the space below, indicating your acceptance and agreement to the terms contained herein and return a signed copy to my attention by February 25, 2000. No amendment or modification of the terms of this letter will be valid unless made in writing and signed by you and an authorized officer of the Company.

Jan, on a personal note, I have enjoyed meeting you and look forward to working with you at Titan.

Sincerely,


/s/ LOUIS R. BUCALO
------------------------------------
Louis R. Bucalo, M.D.
Chairman, CEO and President




                                  Accepted by:



                                  /s/ JAN D. WALLACE
                                  --------------------------------------------
                                  Jan D. Wallace, M.D.

                                  February 25, 2000
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                                  Date